Exhibit (h)(5)(ii)

AMENDMENT AGREEMENT #1

AMENDMENT AGREEMENT #1 (the "Amendment") dated as of September 20, 2006 by and among PROFUND ADVISORS LLC (the "Adviser"), PROFUNDS and ACCESS ONE TRUST (each a "Trust and collectively the "Trusts").

WITNESSETH

WHEREAS, the Adviser and the Trusts have entered into a Services Agreement dated as of January 1, 2005 (the "Agreement"), and

WHEREAS, the Adviser and the Trusts wish to amend the Agreement and to have the Agreement, as amended herein, govern the rights and obligations of the Adviser and the Trusts,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Adviser and the Trusts hereby acknowledge and agree as follows:

I.    Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2.Amendments.

(a)    Schedule A of the Agreement is hereby amended by replacing it in its entirety with Schedule A annexed hereto.

(b)    Schedule B of the Agreement is hereby amended by replacing it in its entirety with Schedule B annexed hereto.

3.Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.	Each of the parties hereby represents and warrants that:

(a)    the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b)    the execution, delivery and performance of this Amendment arc within the party's corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5.This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.This Amendment shall be construed in accordance with and be governed by the laws (other than the conflict of laws rules) of the State of Maryland.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written

PROFUND ADVISORS LLC By: /s/ Michael Sapir Name: Michael Sapir Title: Chief Executive Officer

PROFUNDS By: /s/ Louis Mayberg Name: Louis Mayberg Title: President

ACCESS ONE TRUST By: /s/ Louis Mayberg Name: Louis Mayberg Title: President

SCHEDULE A

ProFunds

Banks UltraSector ProFund
Basic Materials UltraSector ProFund
Bear ProFund
Biotechnology UltraSector ProFund
Bull ProFund
Consumer Goods UltraSector ProFund
Consumer Services UltraSector ProFund
Europe 30 ProFund
Falling U.S. Dollar ProFund
Financials UltraSector ProFund
Health Care UltraSector ProFund Industrials UltraSector ProFund
Internet UltraSector ProFund
Large-Cap Growth ProFund
Large-Cap Value ProFund
Mid-Cap Growth ProFund
Mid-Cap ProFund
Mid-Cap Value ProFund
Mobile Telecommunications UltraSector ProFund
Money Market ProFund
Oil & Gas UltraSector ProFund
Oil Equipment, Services & Distribution UltraSector ProFund
OTC ProFund
Pharmaceuticals UltraSector ProFund Precious Metals UltraSector ProFund
Real Estate UltraSector ProFund
Rising Rates Opportunity 10 ProFund
Rising Rates Opportunity ProFund
Rising U.S. Dollar ProFund

Semiconductor UltraSector ProFund
Short Oil & Gas ProFund
Short OTC ProFund
Short Precious Metals ProFund
Short Real Estate ProFund
Short Small-Cap ProFund
Small-Cap Growth ProFund
Small-Cap ProFund
Small-Cap Value ProFund
Technology UltraSector ProFund
Telecommunications UltraSector ProFund
U.S.    Government Plus ProFund UltraBear ProFund
UltraBull ProFund
UltraDow 30 ProFund
UltraEmerging Markets ProFund UltraInternational ProFund
UltraJapan ProFund
UltraMid-Cap ProFund
UltraOTC ProFund
UltraShort Dow 30 ProFund
UltraShort Emerging Markets ProFund UltraShort International ProFund
UltraShort Japan ProFund
Ultrashort Mid-Cap ProFund
UltraShort OTC ProFund
UltraShort Small-Cap ProFund UltraSmall-Cap ProFund
Utilities UltraSector ProFund

Access One Trust
Access Flex High Yield Fund	Access Flex Bear High Yield Fund

SCHEDULE B

The following Services will be provided by ProFund Advisors pursuant to this Agreement:

•	Facilitation of the provision of the Account Access System for use by the Trusts;

•	Research and analysis of alternatives for enhancing the existing trading platform utilized by shareholders of the Trusts;

•	Drafting requests for proposal to ascertain appropriate vendors as necessary;

•	Administration of requests for proposal including delivery to relevant parties, vetting of responses and attendant communication with vendors;

•	Additional discussions and analysis with selected third party vendors;

•	Drafting and negotiation of applicable agreements with selected third party vendors;

•	Development, with selected third party vendor personnel, of Statements of Work, as necessary;

•	Testing of applicable software and enhancements with selected third party vendor;

•	Development of migration plan for customers moving from the current trading platform to the Account Access System;

•	Training of clients and responding to questions regarding system operations;

•	Training of third party transfer agent regarding Account Access System and implementation of same;

•	Research and analysis to determine most appropriate vendors to provide hosting and other related functionality;

•	Research, analysis and negotiation of appropriate contracts and leases related to hardware, operating system software and maintenance of operating system software;

•	Determining required future enhancements, selecting vendor to provide enhancements and assisting selected vendor to develop enhancements;

•	Provision of appropriate personnel to administer all of the foregoing;

•	Provision of limited disaster recovery site and future enhancements with respect to same; and

•	Any other services required in order to attain operational functionality of the Account Access System.